Exhibit 3.4

AMENDED AND RESTATED BYLAWS

OF

BROCADE COMMUNICATIONS SYSTEMS, INC.

a Delaware Corporation

Effective as of April 7, 2016

i

TABLE OF CONTENTS

(Continued)

ii

TABLE OF CONTENTS

(Continued)

		Page
8.8	FISCAL YEAR	30
8.9	SEAL	30
8.10	TRANSFER OF STOCK	30
8.11	STOCK TRANSFER AGREEMENTS	30
8.12	REGISTERED STOCKHOLDERS	30
8.13	ELECTRONIC TRANSMISSION	30

ARTICLE IX		31

	FORUM FOR ADJUDICATION OF CERTAIN LEGAL DISPUTES	31

ARTICLE X		31

	AMENDMENTS	31

iii

AMENDED AND RESTATED BYLAWS

OF

BROCADE COMMUNICATIONS SYSTEMS, INC.

ARTICLE I

CORPORATE OFFICES

1.1	REGISTERED OFFICE

The registered office of the Corporation shall be 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware, 19801. The name of the registered agent of the Corporation at such location is The Corporation Trust Company.

1.2	OTHER OFFICES

The board of directors may at any time establish other offices at any place or places, both within and without the State of Delaware, where the Corporation is qualified to do business or as may be necessary or useful in connection with the business of the Corporation.

ARTICLE II

MEETINGS OF STOCKHOLDERS

2.1	PLACE OF MEETINGS

Meetings of stockholders shall be held at such place, within or outside the State of Delaware, as may be designated from time to time by the board of directors or, if the board of directors so determines, by one or more officers. In the absence of any such designation, meetings of stockholders shall be held at the corporate offices of the Corporation.

2.2	ANNUAL MEETING

The annual meeting of stockholders shall be held each year on a date and at a time designated by the board of directors. At the meeting, directors shall be elected and any other proper business may be transacted.

2.3	SPECIAL MEETING

A special meeting of the stockholders may be called at any time by (i) the board of directors, (ii) the Chairman of the Board, (iii) the Chief Executive Officer, or (iv) the President, and shall be called by the Secretary at the request of one or more stockholders (the “Proposing Stockholders”) holding shares representing in the aggregate not less than twenty-five percent (25%) of the total voting power outstanding and entitled to vote on the matter or matters to be brought before the proposed special meeting (the “Requisite Percentage”), provided, that such request is validly submitted by such Proposing Stockholders subject to and in compliance with this Section 2.3. Special meetings may not be called by any other person or persons.

A stockholder request for a special meeting shall be directed to the Secretary and shall be signed by each Proposing Stockholder, or a duly authorized agent of such Proposing Stockholder, requesting the special meeting and shall be accompanied by a notice setting forth the same information that is required by Section 2.5 of these Bylaws with respect to matters that a stockholder proposes to bring before an annual meeting to the fullest extent applicable, as to any nominations proposed to be presented, any other business proposed to be conducted at such special meeting and as to the Proposing Stockholders. In addition to the information in the preceding sentence, the Proposing Stockholders shall include in the request (i) a representation that the Proposing Stockholders intend to hold the shares of the Corporation representing the Requisite Percentage through the date of the requested special meeting and (ii) an acknowledgment by the Proposing Stockholders that a reduction in the total voting power held by the Proposing Stockholders below the Requisite Percentage following delivery of the special meeting request to the Secretary shall constitute a revocation of the special meeting request and the board of directors may cancel the special meeting. In connection with a stockholder requested special meeting called in accordance with this Section 2.3, each Proposing Stockholder shall further update and supplement the information provided pursuant to this paragraph, if necessary, so that the information provided shall be true and correct as of the record date for notice of the stockholder requested special meeting. Any such update shall be delivered to the Secretary as soon as practicable, but not later than ten days, after the record date for the stockholder requested special meeting. The Corporation is entitled to request an update through and including the date of the special meeting and any adjournments or postponements thereof to verify that the information provided pursuant to this paragraph remains true and correct.

A special meeting requested by stockholders shall be held at such date, time and place within or without the state of Delaware as may be designated by the board of directors; provided, however, that the date of any such special meeting shall be not more than ninety (90) days after the request to call the special meeting by one or more stockholders who satisfy the requirements of this Section 2.3 is received by the Secretary and the validity of the request is determined. Notwithstanding the foregoing, a special meeting requested by stockholders shall not be held if: (i) the stated business to be brought before the special meeting is not a proper subject for stockholder action under applicable law, (ii) the board of directors has called or calls for an annual or special meeting of stockholders to be held within ninety (90) days after the Secretary receives the request for the special meeting and the board of directors determines in good faith that the business of such annual or special meeting includes (among any other matters properly brought before the annual or special meeting) the business specified in the stockholder’s request, or (iii) assuming the requested special meeting would be held on the ninetieth (90th) day after the special meeting request is received by the Secretary, the special meeting would be held within sixty (60) days of the Corporation’s next annual meeting of stockholders; provided that the limitation in this clause (iii) shall only apply if the Corporation’s annual meeting is held no earlier than thirty (30) days prior to, and no later than thirty (30) days following, the anniversary of the Corporation’s previous annual meeting of stockholders.

A Proposing Stockholder may revoke a request for a special meeting at any time by written revocation delivered to the Secretary, and if, following such revocation, there are un-revoked requests from Proposing Stockholders holding in the aggregate less than twenty-five percent (25%) of the total voting power outstanding and entitled to vote on the matter or matters to be brought before the proposed special meeting, the board of directors, in its discretion, may cancel the special meeting. If none of the Proposing Stockholders appears or sends a qualified representative to present the nominations proposed to be presented or other business proposed to be conducted at the special meeting, the Corporation need not present such nominations or other business for a vote at such meeting.

At a special meeting of stockholders, no business may be transacted at such special meeting other than the business specified in the Corporation’s notice of meeting and no person may be nominated by a stockholder for election as a director except as specified in the Proposing Stockholder’s request for the special meeting. Business transacted at a special meeting requested by stockholders and any nominations by a stockholder for election of directors at a special meeting requested by stockholders shall be limited to the matters and any nominations for director described in the special meeting request; provided, however, that nothing herein shall prohibit the board of directors from submitting matters to the stockholders at any special meeting requested by stockholders. Nothing contained in this Section 2.3 shall be construed as limiting, fixing, or affecting the place, date and hour when a meeting of stockholders called by action of the board of directors may be held.

2.4	NOTICE OF STOCKHOLDER MEETINGS

Unless otherwise required by law, notices of any meeting of stockholders shall be given in accordance with Section 2.6 of these Bylaws not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.5	ADVANCE NOTICE OF STOCKHOLDER NOMINEES AND STOCKHOLDER BUSINESS

To be properly brought before an annual meeting, nominations for the election of director or other business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the board of directors, (b) otherwise properly brought before the meeting by or at the direction of the board of directors, or (c) otherwise properly brought before the meeting by a stockholder. For the avoidance of doubt, the foregoing clause (c) shall be the exclusive means for a stockholder to make nominations or propose business (other than business included in the Corporation’s proxy materials pursuant to the Securities Exchange Act of 1934, as amended (the “1934 Act”) or nominations included in the Corporation’s proxy materials pursuant to Section 2.15 of these Bylaws). For such nominations or other business to be considered properly brought before the meeting by a stockholder in accordance with the foregoing clause (c), such stockholder must have given timely notice in proper form of his intent to bring such business before such meeting. To be timely, a stockholder’s notice shall be delivered to and received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 45th day and not earlier than the close of business on the 75th day prior to the anniversary of the mailing of the Corporation’s proxy statement with respect to the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of (i) the 60th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. To be in proper form, a stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting:

(a)(1) the name and address of the stockholder who intends, as applicable, to make the nominations or propose the business and any Stockholder Associated Person, and, (2) as the case may be, the name and address of the person or persons to be nominated or a brief description of the business to be proposed and the reasons for conducting such business at the annual meeting;

(b) the class and number of shares of the Corporation that are held of record or are beneficially owned by the stockholder or any Stockholder Associated Person and any derivative positions held or beneficially held by the stockholder or any Stockholder Associated Person. If such shares of the Corporation or derivative positions are held beneficially through a broker, bank or other nominee, the notice shall be accompanied by proof of ownership from the record holder of the securities (usually the broker, bank or other nominee);

(c) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such stockholder or any Stockholder Associated Person with respect to any securities of the Corporation, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, such stockholder or any Stockholder Associated Person with respect to any securities of the Corporation;

(d) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and, if applicable, intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice or to introduce the business specified in the notice;

(e) any material interest of the stockholder or Stockholder Associated Person in such business, including, in the case of a director nominee, a description of all arrangements or understandings between the stockholder and such nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; and

(f) any other information that is required to be provided by the stockholder pursuant to Regulation 14A (“Regulation 14A”) under the 1934 Act, in the stockholder’s capacity as a proponent of a stockholder proposal or nomination or, in the case of any person the stockholder intends to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

Notwithstanding the foregoing, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders meeting, stockholders must provide notice as required by the regulations promulgated under the 1934 Act.

Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at any annual meeting except in accordance with the procedures set forth in this Section 2.5. The chairperson of the annual meeting shall, if the facts warrant, determine and declare at the meeting that business was not properly brought before the meeting and in accordance with the provisions of this Section 2.5, and, if the chairperson should so determine, he or she shall so declare at the meeting that any such business not properly brought before the meeting shall not be transacted.

In addition to the requirements set forth in this Section 2.5, to be in proper written form, a stockholder’s notice to the Secretary must be supplemented not later than ten days following the record date for notice of the meeting to disclose the information contained in clauses (b) and (c) above as of the record date for notice of the meeting. For purposes of this Section 2.5, a “Stockholder Associated Person” of any stockholder shall mean (i) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder and on whose behalf the proposal or nomination, as the case may be, is being made, or (iii) any person controlling, controlled by or under common control with such person referred to in the preceding clauses (i) and (ii).

2.6	MANNER OF GIVING NOTICE; AFFIDAVIT OF NOTICE

Notice of any meeting of stockholders, stating the place, date and hour of the meeting, and, if it is a special meeting, the purpose or purposes for which the meeting is called, shall be given to each stockholder entitled to vote at such meeting in accordance with Section 2.4 of these Bylaws (except to the extent that such notice is waived or is not required as provided in the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”) or these Bylaws. Such notice shall be given in accordance with, and shall be deemed effective as set forth in, Sections 222 and 232 (or any successor section or sections) of the Delaware General Corporation Law. Written notice of any meeting of stockholders, if mailed, is given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the Corporation. An affidavit of the Secretary or an Assistant Secretary or of the transfer agent of the

Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

2.7	QUORUM

The holders of a majority of the aggregate voting power of the shares issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the certificate of incorporation.

If, however, such quorum is not present or represented at any meeting of the stockholders, then either (i) the chairman of the meeting, or (ii) the holders of a majority of the voting power present or represented at a meeting, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

When a quorum is present or represented at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which, by express provisions of the statutes, the certificate of incorporation, these Bylaws or applicable stock exchange or 1934 Act rules, a different vote is provided, in which case such express provision shall govern and control the decision of the question.

2.8	ADJOURNED MEETING; NOTICE

When a meeting is adjourned to another time or place, unless these Bylaws otherwise require, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

2.9	VOTING

The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Sections 2.11 and 2.13 of these Bylaws, subject to the provisions of Sections 217 and 218 of the Delaware General Corporation Law (relating to voting rights of fiduciaries, pledgors and joint owners of stock and to voting trusts and other voting agreements).

Except as may be otherwise provided in the certificate of incorporation, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.

2.10	WAIVER OF NOTICE

Whenever notice is required to be given under any provision of the Delaware General Corporation Law or of the certificate of incorporation or these Bylaws, a written waiver thereof, signed by the person entitled to notice, or a waiver thereof by electronic transmission by the person entitled to said notice, delivered to the Corporation, whether before or after the time stated therein, shall be deemed equivalent to notice. If such a waiver is given by electronic transmission, the electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the certificate of incorporation or these Bylaws.

2.11	RECORD DATE FOR STOCKHOLDER NOTICE; VOTING; GIVING CONSENTS

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the board of directors may fix, in advance, a record date, which shall not be more than 60 nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other action.

If the board of directors does not so fix a record date, the fixing of such record date shall be governed by the provisions of Section 213 of the Delaware General Corporation Law.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting.

2.12	PROXIES

Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for him by proxy pursuant to an instrument in writing or by a transmission permitted by law, but no such proxy shall be voted or acted upon after 3 years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212(e) of the Delaware General Corporation Law.

2.13	LIST OF STOCKHOLDERS ENTITLED TO VOTE

The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (1) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (2) during ordinary business hours, at the principal place of business of the Corporation. The list shall also, for the duration of the meeting, be produced and kept open to the examination of any stockholder who is present at the time and place of the meeting.

The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the foregoing list of stockholders or to vote in person or by proxy at any meeting of stockholders and of the number of shares held by each such stockholder.

2.14	CONDUCT OF BUSINESS

Meetings of stockholders shall be presided over by the Chairman of the Board, if any, or in his absence by the Chief Executive Officer, or in his absence by the President or a vice president, or in the absence of the foregoing persons by a chairman designated by the board of directors, or in the absence of such designation by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his absence the chairman of the meeting may appoint any person to act as secretary of the meeting. The chairman of any meeting of stockholders shall determine the order of business and the procedures at the meeting, including such matters as the regulation of the manner of voting and conduct of business. The chairman shall have the power to adjourn the meeting to another place, date and time. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting.

2.15	PROXY ACCESS FOR DIRECTOR NOMINATIONS

(a) Subject to the terms of this Section 2.15, the Corporation shall include in its proxy statement and form of proxy card (together, “Proxy Materials”) for an annual meeting of stockholders the name, together with the Required Information (as defined below), of any person nominated for election (a “Stockholder Nominee”) to the board of directors by a stockholder that satisfies, or by a group of no more than thirty (30) stockholders that satisfy, the requirements of this Section 2.15 (such stockholder or group of stockholders, including each member thereof to the extent the context so requires, an “Eligible Stockholder”), and that expressly elects at the time of providing the notice required by this Section 2.15 (the “Nomination Notice”) to have its nominee included in the Proxy Materials pursuant to this Section 2.15. In the event that an Eligible Stockholder consists of a group of stockholders, any and all requirements and obligations for an individual Eligible Stockholder that are set forth in these bylaws shall apply to each member of such group, except that the Required Shares (as defined below) shall apply to the ownership of the group in the aggregate.

(b) In order to validly submit a Nomination Notice, an Eligible Stockholder must have owned continuously for at least three (3) years that number of shares of common stock of the Corporation as shall constitute three percent (3%) or more of the outstanding common stock of the Corporation (the “Required Shares”) as of both (i) a date within seven (7) calendar days prior to the date of the Nomination Notice and (ii) the record date for determining stockholders entitled to vote at the annual meeting of stockholders. In addition, such Eligible Stockholder must continue to hold the Required Shares through the date of the annual meeting of stockholders or any adjournment or postponement thereof.

(i) For purposes of satisfying the foregoing ownership requirement under this Section 2.15:

A. The shares of the common stock of the Corporation owned by one or more stockholders, or by the person or persons who own shares of the common stock of the Corporation and on whose behalf any stockholder is acting, may be aggregated, but the number of stockholders and other persons whose ownership of shares of common stock of the Corporation is aggregated for such purpose shall not exceed 30; and

B. Two or more funds that are (1) under common management and investment control, (2) under common management or otherwise within the same fund family and funded primarily by the same employer, or (3) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be treated as one stockholder or beneficial owner, provided that such funds otherwise meet the requirements under this Section 2.15 and, provided, further, that such funds provide to the Secretary documentation reasonably satisfactory to the board of directors that demonstrates that the funds satisfy this Section 2.15(b)(i)(B).

C. No stockholder or person may be a member of more than one group of persons constituting an Eligible Shareholder under this Section 2.15.

For avoidance of doubt, a stockholder may withdraw from a group of stockholders at any time prior to the annual meeting of stockholders or any adjournment or postponement thereof. If, as a result of such withdrawal, the Eligible Stockholder no longer owns the Required Shares, then all nominations by such Eligible Stockholder shall be disregarded.

(ii) For purposes of this Section 2.15:

A. an Eligible Stockholder shall be deemed to “own” only those outstanding shares of common stock of the Corporation as to which the stockholder possesses both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit and risk of loss on) such shares. The number of shares calculated in accordance with clauses (i) and (ii) of the previous sentence shall not include any shares (a) sold by such stockholder or any of its affiliates in any transaction that has not been settled or closed; (b) borrowed by such stockholder or any of its affiliates for any purposes or purchased by such stockholder or any of its affiliates pursuant to an agreement to resell; or (c) subject to any option, warrant, forward contract, swap, contract of sale, or other derivative or similar agreement entered into by such stockholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares of outstanding common stock of the Corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of either or both of (1) reducing in any manner, to any extent or at any time in the future, such stockholder’s or its affiliates’ full right to vote or direct the voting of any such shares; or (2) hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such shares by such stockholder or affiliate.

B. A stockholder shall “own” shares held in the name of a nominee or other intermediary so long as the stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares.

C. A person’s ownership of shares of common stock of the Corporation shall be deemed to continue during any period in which the person has loaned such shares so long as the person has the power to recall such loaned shares on five business days’ notice, and has recalled the loaned shares by the record date of the relevant annual meeting and the person holds the recalled shares through the date of the annual meeting of stockholders or any adjournment or postponement thereof; or

D. A person’s ownership of shares of common stock of the Corporation shall be deemed to continue during any period in which the person has delegated any voting power by means of a proxy, power of attorney, or other instrument or arrangement that is revocable at any time by the person without condition.

The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of common stock of the Corporation are “owned” for these purposes shall be determined by the board of directors in good faith, and such determination shall be conclusive and binding on the Corporation and its stockholders.

(c) For purposes of this Section 2.15, the “Required Information” that the Corporation will include in its proxy statement is:

(i) the information concerning the Stockholder Nominee and the Eligible Stockholder that is required to be disclosed in the Corporation’s proxy statement by the regulations promulgated under the 1934 Act; and

(ii) if the Eligible Stockholder so elects, a written statement, not to exceed 500 words, in support of the Stockholder Nominee’s candidacy (the “Statement”).

Notwithstanding anything to the contrary contained in this Section 2.15, the Corporation may omit from the Proxy Materials any information or Statement (or portion thereof) that it, in good faith, believes would violate any applicable law or regulation. Nothing in this Section 2.15 shall limit the Corporation’s ability to solicit against and include in its Proxy Materials its own statements relating to any Eligible Stockholder or Stockholder Nominee.

(d) To be timely, a Nomination Notice and the Required Information must be delivered to or mailed and received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 45th day and not earlier than the close of business on the 75th day prior to the anniversary of the mailing of the Corporation’s proxy statement with respect to the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of (i) the 60th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the delivery or receipt of a Nomination Notice and Required Information as described above.

(e) The Nomination Notice shall set forth the following information:

(i) one or more written statements from the record holder(s) of the shares (and from each intermediary through which the shares are or have been held during the requisite three year holding period) verifying that, as of a date within seven calendar days prior to the date of the Nomination Notice, the Eligible Stockholder (including each member of any group of stockholders that together is an Eligible Stockholder) owns, and has owned continuously for the preceding three years, the Required Shares;

(ii) the Eligible Stockholder’s agreement to provide, within five business days after the record date for the annual meeting of stockholders, written statements from the record holder and intermediaries verifying the continuous ownership by such Eligible Stockholder (including each member of any group of stockholders that together is an Eligible Stockholder) of the Required Shares through the record date;

(iii) the information (including with respect to the Stockholder Nominees of such Eligible Stockholder) that would be required to be set forth in a stockholder’s notice of a nomination pursuant to Section 2.5;

(iv) the written consent of each Stockholder Nominee to being named in the Corporation’s proxy statement as a nominee and to serving as a director if elected;

(v) a copy of the Schedule 14N that has been filed with the Securities and Exchange Commission as required by Rule 14a-18 under the 1934 Act, as such rule may be amended;

(vi) in the case of a nomination by a group of stockholders that together is such an Eligible Stockholder, the designation by all group members of one group member that is authorized to act on behalf of all members of the nominating stockholder group with respect to the nomination and matters related thereto, including withdrawal of the nomination;

(vii) a representation that the Eligible Stockholder (including each member of any group of stockholders that together is an Eligible Stockholder) (A) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Corporation, and does not presently have such intent; (B) has not nominated and will not nominate for election to the board of directors at the annual meeting of stockholders any person other than the Stockholder Nominee(s) being nominated pursuant to this Section 2.15; (C) has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the 1934 Act in support of the election of any individual as a director at the annual meeting of stockholders other than its Stockholder Nominee or a nominee of the board of directors; (D) will not distribute to any stockholder any form of proxy for the annual meeting other than the form distributed by the Corporation; and (E) intends to own the Required Shares through the date of the annual meeting of stockholders; and

(viii) an undertaking that the Eligible Stockholder (including each member of any group of stockholders that together is an Eligible Stockholder) agrees to (A) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the stockholders of the Corporation or out of the information that the Eligible Stockholder provided to the Corporation; (B) comply with all other laws and regulations applicable to any solicitation in connection with the annual meeting of stockholders; and (C) provide to the Corporation prior to the annual meeting of stockholders such additional information as necessary with respect thereto.

(f) Within the time period specified in this Section 2.15 for delivering the Nomination Notice, a Stockholder Nominee must deliver to the Secretary a written representation that the Stockholder Nominee:

(i) is not and will not become a party to any agreement, arrangement, or understanding with, and has not given any commitment or assurance to, any person or entity as to how such Stockholder Nominee, if elected as a director, will act or vote on any issue or question, which such agreement, arrangement, or understanding has not been disclosed to the Corporation;

(ii) is not and will not become a party to any agreement, arrangement, or understanding with any person with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with service or action as a Stockholder Nominee that has not been disclosed to the Corporation, and is not and will not become a party to any agreement, arrangement, or understanding with any person other than the Corporation with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with service or action as a director which has not been disclosed to the Corporation; and

(iii) if elected as a director, will comply with all of the Corporation’s corporate governance, conflict of interest, confidentiality, and stock ownership and trading policies and guidelines, and any other Corporation policies and guidelines applicable to directors, as well as any applicable law, rule or regulation or listing requirement.

At the request of the Corporation, the Stockholder Nominee must promptly, but in any event within five business days after such request, submit to the Secretary all completed and signed questionnaires required of the Corporation’s directors and officers and provide the Corporation with such other information as it shall reasonably request. The Corporation may request such additional information as is necessary to permit the board of directors to determine if each Stockholder Nominee is independent under the listing standards of the principal U.S. exchange upon which the Corporation’s common stock is listed, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the board of directors in determining and disclosing the independence of the Corporation’s directors (the “Applicable Independence Standards”).

(g) If any information or communications provided by the Eligible Stockholder or the Stockholder Nominee to the Corporation or its stockholders ceases to be true and correct in all material respects or omits a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, then each Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly notify the Secretary of any defect in such previously provided information and of the information that is required to correct any such defect; it being understood that providing any such notification shall not be deemed to cure any such defect or limit the Corporation’s right to omit a Stockholder Nominee from its proxy materials pursuant to this Section 2.15.

(h) The Eligible Stockholder (including any person who owns shares of common stock of the Corporation that constitute part of the Eligible Stockholder’s ownership for purposes of satisfying the requirements of this Section 2.15) shall file with the Securities and Exchange Commission any solicitation or other communication with the Corporation’s stockholders relating to the meeting at which the Stockholder Nominee will be nominated, regardless of whether any such filing is required under Regulation 14A of the 1934 Act or whether any exemption from filing is available for such solicitation or other communication under Regulation 14A of the 1934 Act.

(i) The Corporation shall not be required to include, pursuant to this Section 2.15, any Stockholder Nominees in the Proxy Materials for any annual meeting of stockholders:

(i) for which the Secretary receives a notice that any stockholder has nominated a person for election to the board of directors pursuant to the advance notice requirements for stockholder nominees for director set forth in Section 2.5 and has not elected to have such nominee included in the Proxy Materials pursuant to this Section 2.15;

(ii) if the Eligible Stockholder who has nominated such Stockholder Nominee has engaged in or is currently engaged in a, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the 1934 Act in support of the election of any individual as a director at the annual meeting of stockholders other than its Stockholder Nominee(s) or a nominee of the board of directors;

(iii) who is not independent under the Applicable Independence Standards, as determined by the board of directors;

(iv) whose election as a member of the board of directors would cause the Corporation to be in violation of these bylaws, its certificate of incorporation, the listing standards of the principal exchange upon which the Corporation’s common stock is traded, or any applicable law, rule or regulation;

(v) who is or has been, within the past three years, an officer or director of, or is presently a nominee for director (or comparable position) at, a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914;

(vi) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past 10 years;

(vii) who is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended;

(viii) if such Stockholder Nominee or the applicable Eligible Stockholder shall have provided information to the Corporation in respect to such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which it was made, not misleading, as determined in good faith by the board of directors; or

(ix) if such Stockholder Nominee or the applicable Eligible Stockholder otherwise contravenes any of the agreements or representations made by such Stockholder Nominee or Eligible Stockholder or fails to comply with its obligations pursuant to this Section 2.15.

Notwithstanding anything to the contrary set forth herein, the board of directors or the chairperson presiding at the applicable annual meeting of stockholders shall declare a nomination by an Eligible Stockholder to be invalid, and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Corporation, if (i) the Stockholder Nominee(s), the applicable Eligible Stockholder or both shall have breached its or their obligations, agreements or representations under this Section 2.15, as determined in good faith by the board of directors or the chairperson presiding at the annual meeting of stockholders; or (ii) the Eligible Stockholder (or a qualified representative thereof) does not appear at the annual meeting of stockholders to present any nomination pursuant to this Section 2.15.

(j) The number of Stockholder Nominees appearing in the Proxy Materials with respect to an annual meeting of stockholders shall not exceed the greater of (i) two or (ii) 20% of the number of directors in office as of the last day on which a Nomination Notice may be delivered pursuant to this Section 2.15 or, if such amount (the number of directors calculated in this clause (ii)) is not a whole number, the closest whole number below 20%. In the event that (i) one or more vacancies for any reason occurs on the board of directors after the last day on which notice of a nomination in accordance with the procedures set forth in this Section 2.15 may be delivered pursuant to this Section 2.15 but before the date of the annual meeting of stockholders and (ii) the board of directors resolves to reduce the size of the board of directors in connection therewith, then the maximum number of Stockholder Nominees included in the Proxy Materials shall be calculated based on the number of directors in office as so reduced. The following persons shall be considered Stockholder Nominees for purposes of determining when the maximum number of Stockholder Nominees provided for in this Section 2.15 has been reached: (i) any Stockholder Nominee whom the board of directors decides to nominate as a board of directors nominee; and (2) any Stockholder Nominee who is subsequently withdrawn.

In the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 2.15 exceeds the maximum number of Stockholder Nominees that the Corporation must include in the Proxy Materials, then each Eligible Stockholder will select one Stockholder Nominee for inclusion in the Proxy Materials until the maximum number is reached, going in order of the amount (largest to smallest) of shares of the common stock of the Corporation that each Eligible Stockholder disclosed as owned in its respective Nomination Notice. If the maximum number is not reached after each Eligible Stockholder has selected one Stockholder Nominee, this selection process will continue as many times as necessary, following the same order each time, until the maximum number is reached. Following such determination, if any Stockholder Nominee who satisfies the eligibility requirements in this Section 2.15 (i) thereafter withdraws from the election (or his or her nomination is withdrawn by the applicable Eligible Stockholder) or (ii) thereafter is not submitted for Director election for any reason (including the Eligible Stockholder’s or Stockholder Nominee’s failure to comply with this Section 2.15), no other nominee or nominees shall be included in the Proxy Materials or otherwise submitted for director election pursuant to this Section 2.15.

(k) The board of directors (or a duly authorized committee thereof) shall have the exclusive power and authority to interpret the provisions of this Section 2.15 and make all determinations deemed necessary or advisable in connection with Section 2.15. All such actions, interpretations and determinations that are done or made by the board of directors (or a duly authorized committee thereof) shall be final, conclusive and binding on the Corporation, the stockholders and all other parties.

For the avoidance of doubt, this Section 2.15 shall not prevent any stockholder from nominating any person to the board of directors pursuant to and in accordance with Section 2.5 of these bylaws. However, this Section 2.15 is the exclusive method for stockholders to include nominees for director in the Proxy Materials.

ARTICLE III

DIRECTORS

3.1	POWERS

Subject to the provisions of the Delaware General Corporation Law and any limitations in the certificate of incorporation or these Bylaws relating to action required to be approved by the stockholders or by the outstanding shares, the business and affairs of the Corporation shall be managed by and all corporate powers shall be exercised by or under the direction of the board of directors.

3.2	NUMBER AND ELECTION

The authorized number of directors of the Corporation shall be ten (10). No reduction of the authorized number of directors shall have the effect of removing any incumbent director before that director’s term of office expires.

Each director shall be elected by the vote of the majority of the votes cast with respect to the nominee at any meeting for the election of directors at which a quorum is present, provided that, the directors shall be elected by the vote of a plurality of the votes cast on the election of directors at any meeting for which (i) the Secretary receives a notice of a stockholder’s intention to nominate a person or persons for election to the board of directors in compliance with the advance notice provisions of Section 2.5 of these Bylaws or in compliance with the proxy access provisions of Section 2.15 of these Bylaws and (ii) such nomination has not been withdrawn by such stockholder on or before the fourteenth (14th) day preceding the date the Corporation first mails its notice of meeting for such meeting of stockholders. For purposes of this Section, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director.

3.3	CLASSES OF DIRECTORS

Each director shall be elected to hold office for a one-year term expiring at the next annual meeting of stockholders; provided, however, no terms in effect prior to the effective date of this amendment shall be shortened.

Notwithstanding the foregoing provisions of this Article, each director shall serve until his successor is duly elected and qualified or until his earlier death, resignation or removal. Directors need not be stockholders.

3.4	RESIGNATION AND VACANCIES

Any director may resign at any time upon notice in writing or by electronic transmission to the Secretary or Chairman of the Board; provided, however, that if such notice is given by electronic transmission, such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the director. Such resignation shall take effect upon delivery of such notice or at any later time specified therein or upon the occurrence of an event or events. Acceptance of such resignation shall not be necessary to make it effective.

Any vacancies on the board of directors resulting from death, resignation, disqualification, removal, or other causes shall be filled by either (i) the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of voting stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class; or (ii) by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors. Newly created directorships resulting from any increase in the number of directors shall, unless the board of directors determines by resolution that any such newly created directorship shall be filled by the stockholders, be filled only by the affirmative vote of the directors then in office, even though less than a quorum of the board of directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified.

If at any time, by reason of death or resignation or other cause, the Corporation should have no directors in office, then any officer or any stockholder or an executor, administrator, trustee or guardian of a stockholder, or other fiduciary entrusted with like responsibility for the person or estate of a stockholder, may apply to the Court of Chancery for a decree summarily ordering an election as provided in Section 211 of the Delaware General Corporation Law.

If, at the time of filling any vacancy or any newly created directorship, the directors then in office constitute less than a majority of the whole board (as constituted immediately prior to any such increase), then the Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office as aforesaid, which election shall be governed by the provisions of Section 211 of the Delaware General Corporation Law as far as applicable.

3.5	PLACE OF MEETINGS; MEETINGS BY TELEPHONE

The board of directors of the Corporation may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the certificate of incorporation or these Bylaws, members of the board of directors, or any committee designated by the board of directors, may participate in a meeting of the board of directors, or any committee, by means of conference telephone or other communication equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

3.6	REGULAR MEETINGS

Regular meetings of the board of directors may be held without notice at such time and at such place as shall from time to time be determined by the board.

3.7	SPECIAL MEETINGS; NOTICE

Special meetings of the board of directors for any purpose or purposes may be called at any time by the Chairman of the Board, the Chief Executive Officer, the President, any vice president, the Secretary or any two directors.

Notice of any special meeting of the board of directors may be given by personal delivery, by telephone, mail, telegram, courier service (including, without limitation, Federal Express), facsimile transmission (directed to the facsimile transmission number at which the director has consented to receive notice), electronic mail (directed to the electronic mail address at which the director has consented to receive notice), or other form of electronic transmission pursuant to which the director has consented to receive notice. If notice is given by personal delivery, by telephone, by facsimile transmission, by telegram, by electronic mail, or by other form of electronic transmission pursuant to which the director has consented to receive notice, then such notice shall be given on not less than twenty-four hours’ notice to each director. If written notice is delivered by mail or courier service, then it shall be given on not less than three (3) calendar days’ notice to each director.

Any oral notice given personally or by telephone may be communicated either to the director or to a person at the office of the director who the person giving the notice has reason to believe will promptly communicate it to the director. The notice need not specify the purpose or the place of the meeting.

3.8	QUORUM

At all meetings of the board of directors, a majority of the total number of directors then in office (but not less than 1/3 of the total authorized number of directors) shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the board of directors, except as may be otherwise specifically provided by statute or by the certificate of incorporation.

3.9	WAIVER OF NOTICE

Whenever notice is required to be given under any provision of the Delaware General Corporation Law or of the certificate of incorporation or these Bylaws, a director may waive any such required notice either before or after the date and time stated in the notice. Except as set forth below, the waiver must be in writing, signed by the director entitled to the notice, or made by electronic transmission by the director entitled to the notice, and delivered to the Corporation for inclusion in the minute book. Notwithstanding the foregoing, a director’s attendance at or participation in a meeting waives any required notice to the director of the meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the directors, or members of a committee of directors, need be specified in any written waiver of notice unless so required by the certificate of incorporation or these Bylaws. If waiver of notice is given by electronic transmission, such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the director.

3.10	ADJOURNED MEETING; NOTICE

If a quorum is not present at any meeting of the board of directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

3.11	CONDUCT OF BUSINESS

Meetings of the board of directors shall be presided over by the Chairman of the Board, if any, or in his absence by the Chief Executive Officer, or in their absence by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairman of the meeting may appoint any person to act as secretary of the meeting. The chairman of any meeting shall determine the order of business and the procedures at the meeting.

3.12	BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING

Unless otherwise restricted by the certificate of incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the board of directors or any committee thereof may be taken without a meeting if all members of the board of directors or such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the board of directors or such committee; provided however, that such electronic transmission or transmissions must either set forth or be submitted with information from which it can be determined that the electronic transmission or transmissions were authorized by the director. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

3.13	FEES AND COMPENSATION OF DIRECTORS

Unless otherwise restricted by the certificate of incorporation or these Bylaws, the board of directors shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the board of directors and may be paid a fixed sum for attendance at each meeting of the board of directors or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

3.14	REMOVAL OF DIRECTORS

Except to the extent otherwise provided by the certificate of incorporation, any director, or the entire board of directors, may be removed from office at any time with or without cause by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the voting stock, voting together as a single class.

ARTICLE IV

COMMITTEES

4.1	COMMITTEES OF DIRECTORS

The board of directors may designate one or more committees, each committee to consist of one or more directors, which to the extent provided in said resolution or resolutions shall have and may exercise the powers and authority of the board of directors in the management of the business and affairs of the Corporation (including the power and authority to designate subcommittees of such committee); provided, however, that no such committee shall have the power or authority in reference to the following matters: (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the Delaware General Corporation Law to be submitted to stockholders for approval (other than recommending the election or removal of directors), or (ii) adopting, amending, or repealing any Bylaw of the Corporation. The board of directors may designate one or more directors as alternate members of any committee to replace any absent or disqualified member of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting of such committee and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in place of such absent or disqualified director.

4.2	COMMITTEE MINUTES

Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.

4.3	MEETINGS AND ACTION OF COMMITTEES

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of Article III of these Bylaws, Section 3.5 (place of meetings and meetings by telephone), Section 3.6 (regular meetings), Section 3.7 (special meetings and notice), Section 3.8 (quorum), Section 3.9 (waiver of notice), Section 3.10 (adjournment and notice of adjournment), Section 3.11 (conduct of business) and 3.12 (action without a meeting), with such changes in the context of those Bylaws as are necessary to substitute the committee and its members for the board of directors and its members; provided, however, that the time of regular meetings of committees may also be called by resolution of the board of directors and that notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee. The board of directors may adopt rules for the government of any committee not inconsistent with the provisions of these Bylaws.

ARTICLE V

OFFICERS

5.1	OFFICERS

The officers of the Corporation shall be a Chief Executive Officer, one or more vice presidents, a Secretary and a Chief Financial Officer. The Corporation may also have, at the discretion of the board of directors, a Chairman of the Board, a President, a Chief Operating Officer, one or more executive, senior or assistant vice presidents, Assistant Secretaries and any such other officers as may be appointed in accordance with the provisions of Section 5.2 of these Bylaws. Any number of offices may be held by the same person.

5.2	APPOINTMENT OF OFFICERS

Except as otherwise provided in this Section 5.2, the officers of the Corporation shall be appointed by the board of directors, subject to the rights, if any, of an officer under any contract of employment. The board of directors may appoint, or empower an officer to appoint, such officers and agents of the business as the Corporation may require (whether or not such officer or agent is described in this Article V), each of whom shall hold office for such period, have such authority, and perform such duties as are provided in these Bylaws or as the board of directors may from time to time determine. Any vacancy occurring in any office of the Corporation shall be filled by the board of directors or may be filled by the officer, if any, who appointed such officer.

5.3	REMOVAL AND RESIGNATION OF OFFICERS

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by an affirmative vote of the majority of the board of directors at any regular or special meeting of the board or, except in the case of an officer chosen by the board of directors, by any officer upon whom such power of removal may be conferred by the board of directors or, in the case of an officer appointed by another officer, by such other officer.

Any officer of the Corporation may resign at any time by giving notice in writing or by electronic transmission to the board of directors or to the Chairman of the Board; provided, however, that if such notice is given by electronic transmission, such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the officer. Such resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.4	CHAIRMAN OF THE BOARD

The Chairman of the Board, if such an officer be elected, shall, if present, preside at meetings of the board of directors and exercise and perform such other powers and duties as may from time to time be assigned to him by the board of directors or as may be prescribed by these Bylaws. If there is no Chief Executive Officer, then the Chairman of the Board shall also be the Chief Executive Officer of the Corporation and shall have the powers and duties prescribed in Section 5.5 of these Bylaws.

5.5	CHIEF EXECUTIVE OFFICER

The Chief Executive Officer of the Corporation shall, subject to the control of the board of directors, have general supervision, direction and control of the business and the officers of the Corporation. In the absence or nonexistence of a Chairman of the Board, he or she shall preside at all meetings of the board of directors. He or she shall have the general powers and duties of management usually vested in the chief executive officer of a Corporation, including general supervision, direction and control of the business and supervision of other officers of the Corporation, and shall have such other powers and duties as may be prescribed by the board of directors or these Bylaws.

The Chief Executive Officer shall, without limitation, have the authority to execute bonds, mortgages and other contracts requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the board of directors to some other officer or agent of the Corporation.

5.6	PRESIDENT

Subject to such supervisory powers as may be given by these Bylaws or the board of directors to the Chairman of the Board or the Chief Executive Officer, if there be such officers, the President shall have general supervision, direction and control of the business and supervision of other officers of the Corporation, and shall have such other powers and duties as may be prescribed by the board of directors or these Bylaws. If there is no Chairman of the Board and no Chief Executive Officer, then the President shall have the powers and duties prescribed in Section 5.5 of these Bylaws.

5.7	VICE PRESIDENT

In the absence or disability of the President, the vice presidents, if any, in order of their rank as fixed by the board of directors or, if not ranked, a vice president designated by the board of directors, shall perform all the duties of the President and when so acting shall have all the powers of, and be subject to all the restrictions upon, the President. The vice presidents shall have such other powers and perform such other duties as from time to time may be prescribed for them respectively by the board of directors, these Bylaws, the Chief Executive Officer, the President or the Chairman of the Board.

5.8	SECRETARY

The Secretary shall keep or cause to be kept, at the principal executive office of the Corporation or such other place as the board of directors may direct, a book of minutes of all meetings and actions of directors, committees of directors, and stockholders. The minutes shall show the time and place of each meeting, whether regular or special (and, if special, how authorized and the notice given), the names of those present at directors’ meetings or committee meetings, the number of shares present or represented at stockholders’ meetings, and the proceedings thereof.

The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, as determined by resolution of the board of directors, a share register, or a duplicate share register, showing the names of all stockholders and their addresses, the number and classes of shares held by each, the number and date of certificates (if any) evidencing such shares, and the number and date of cancellation of every certificate surrendered for cancellation.

The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and of the board of directors required to be given by law or by these Bylaws. He shall keep the seal of the Corporation, if one be adopted, in safe custody and shall have such other powers and perform such other duties as may be prescribed by the board of directors or by these Bylaws.

5.9	CHIEF FINANCIAL OFFICER

The Chief Financial Officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, retained earnings and shares. The books of account shall at all reasonable times be open to inspection by any director.

The Chief Financial Officer shall deposit all money and other valuables in the name and to the credit of the Corporation with such depositaries as may be designated by the board of directors. He shall disburse the funds of the Corporation as may be ordered by the board of directors, shall render to the chief executive officer and directors, whenever they request it, an account of all of his transactions as treasurer and of the financial condition of the Corporation, and shall have such other powers and perform such other duties as may be prescribed by the board of directors or these Bylaws.

5.10	ASSISTANT SECRETARY

The Assistant Secretary, or, if there is more than one, the Assistant Secretaries in the order determined by the stockholders or board of directors (or if there be no such determination, then in the order of their election) shall, in the absence of the Secretary or in the event of his or her inability or refusal to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.

5.11	AUTHORITY AND DUTIES OF OFFICERS

In addition to the foregoing authority and duties, all officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be designated from time to time by the board of directors.

ARTICLE VI

INDEMNITY

6.1	THIRD PARTY ACTIONS

The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer or employee of another corporation, partnership, joint venture trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

6.2	ACTIONS BY OR IN THE RIGHT OF THE CORPORATION

The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

6.3	SUCCESSFUL DEFENSE

To the extent that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 6.1 and 6.2, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

6.4	DETERMINATION OF CONDUCT

Any indemnification under Sections 6.1 and 6.2 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that the indemnification of the director, officer or employee is proper in the circumstances because he has met the applicable standard of conduct set forth in Sections 6.1 and 6.2. Such determination shall be made, with respect to a person who is a director or officer of the Corporation at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

6.5	PAYMENT OF EXPENSES IN ADVANCE

Expenses incurred by an officer or director of the Corporation in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article VI.

6.6	LIMITATION ON INDEMNIFICATION

Subject to the requirements in Section 6.3 and the Delaware General Corporation Law, the Corporation shall not be obligated to indemnify any person pursuant to this Article VI in connection with any proceeding (or any part of any proceeding):

(i) for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(ii) for an accounting or disgorgement of profits pursuant to Section 16(b) of the 1934 Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

(iii) for any reimbursement of the Corporation by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the Corporation, as required in each case under the 1934 Act (including any such reimbursements that arise from an accounting restatement of the Corporation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Corporation of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements);

(iv) initiated by such person, including any proceeding (or any part of any proceeding) initiated by such person against the corporation or its directors, officers, employees, agents or other indemnitees, unless (a) the board of directors authorized the proceeding (or the relevant part of the proceeding) prior to its initiation, (b) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law, or (c) otherwise required by applicable law; or

(v) if prohibited by applicable law, stock exchange rules or Federal or state regulations.

6.7	INDEMNITY NOT EXCLUSIVE

The indemnification and advancement of expenses provided or granted pursuant to this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another while holding such office.

6.8	INSURANCE INDEMNIFICATION

The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article VI.

6.9	THE CORPORATION

For purposes of this Article VI, references to “the Corporation” shall include, in addition to the resulting Corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under and subject to the provisions of this Article VI (including, without limitation the provisions of Section 6.4) with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

6.10	EMPLOYEE BENEFIT PLANS

For purposes of this Article VI, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VI.

6.11	CONTINUATION OF INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

The indemnification and advanced of expenses provided by, or granted pursuant to, this Article VI shall, as applicable and, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such a person.

ARTICLE VII

RECORDS AND REPORTS

7.1	MAINTENANCE OF RECORDS

The Corporation shall, either at its principal executive office or at such place or places as designated by the board of directors, keep, in paper form or electronic form, a record of its stockholders listing their names and addresses and the number and class of shares held by each stockholder, a copy of these Bylaws as amended to date, accounting books, and other records.

7.2	REPRESENTATION OF SHARES OF OTHER CORPORATIONS

The Chairman of the Board, the Chief Executive Officer, any vice president, the Chief Financial Officer, the Secretary or Assistant Secretary of this Corporation, or any other person authorized by the board of directors or the Chief Executive Officer or a vice president, is authorized to vote, represent, and exercise on behalf of this Corporation all rights incident to any and all securities of any other entity or entities standing in the name of this Corporation, including the right to act by written consent. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

ARTICLE VIII

GENERAL MATTERS

8.1	CHECKS

From time to time, the board of directors shall determine by resolution which person or persons may sign or endorse all checks, drafts, other orders for payment of money, notes or other evidences of indebtedness that are issued in the name of or payable to the Corporation, and only the persons so authorized shall sign or endorse those instruments.

8.2	EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS

The board of directors, except as otherwise provided in these Bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the board of directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

8.3	STOCK CERTIFICATES; PARTLY PAID SHARES

The shares of a corporation shall be represented by certificates, provided that the board of directors of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the board of directors, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of the Corporation by the chairman or vice-chairman of the board of directors, or the president or vice-president, and by the treasurer or an assistant treasurer, or the secretary or an assistant secretary of such Corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

8.4	SPECIAL DESIGNATION ON CERTIFICATES

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and rights shall be set forth in full or summarized on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the Delaware General Corporation Law, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

8.5	LOST CERTIFICATES

Except as provided in this Section 8.5, no new certificates for shares represented by certificates shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or his legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

8.6	CONSTRUCTION; DEFINITIONS

Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the Delaware General Corporation Law shall govern the construction of these Bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes both an entity and a natural person.

8.7	DIVIDENDS

The directors of the Corporation, subject to any restrictions contained in the certificate of incorporation, may declare and pay dividends upon the shares of its capital stock pursuant to the Delaware General Corporation Law. Dividends may be paid in cash, in property, or in shares of the Corporation’s capital stock.

The directors of the Corporation may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

8.8	FISCAL YEAR

The fiscal year of the Corporation shall be fixed by resolution of the board of directors and may be changed by the board of directors.

8.9	SEAL

The Corporation may adopt a corporate seal, which may be altered at pleasure, and may use the same by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

8.10	TRANSFER OF STOCK

Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate, and record the transaction in its books, unless the board of directors has adopted a resolution requiring that all shares be held in registered form, in which case, no new certificates need be issued.

8.11	STOCK TRANSFER AGREEMENTS

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the Delaware General Corporation Law.

8.12	REGISTERED STOCKHOLDERS

The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner, shall be entitled to hold liable for calls and assessments the person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

8.13	ELECTRONIC TRANSMISSION

For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

ARTICLE IX

FORUM FOR ADJUDICATION OF CERTAIN LEGAL DISPUTES

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery in the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware), in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this bylaw.

ARTICLE X

AMENDMENTS

The Bylaws of the Corporation may be adopted, amended or repealed by the stockholders entitled to vote; provided, however, that the affirmative vote of a majority of the voting power of the then-outstanding shares of voting stock, voting together as a class, shall be required for the adoption, amendment or repeal of Sections 2.2 and 2.3 of these Bylaws. Notwithstanding the foregoing, pursuant to the certificate of incorporation, the board of directors of the Corporation is authorized to adopt, amend or repeal these Bylaws; provided that such power so conferred upon the directors shall not divest the stockholders of the power, nor limit their power to adopt, amend or repeal these Bylaws.